Steve Smith Consultant Agreement with Co-Signer, Inc.

This Agreement, effective as of January 2, 2014 (hereinafter “Effective Date”, is between Co-Signer, Inc. and its subsidiaries and affiliated entities, (hereinafter the “Company”) and Mr. Steve J. Smith, (hereinafter the “Consultant”) who hereby agrees to provide consulting services as follows:

1.                   Scope and Duties. Consultant shall provide Company with consulting services on a non-exclusive basis as defined in Schedule A.

2.                   Term of Agreement. The Company shall retain Consultant to provide its non-exclusive consulting services to the Company and Consultant hereby agrees to provide such non-exclusive consulting services to the Company during the term (the “Term”) commencing on the Effective Date and ending on the first anniversary of such date, and automatically renewing for a twelve (12) month term thereafter, subject to cancellation upon thirty day written notice by either party. Termination shall not affect the obligation of the Company to compensate the Consultant with fees payable under section 4 and Schedule B.

3.                   Personal Services. Consultant shall provide the services described in this Agreement personally and not through any other affiliated person or entity, employee, subcontractor or agent of Consultant without the express prior written consent of the Company.

4.                   Remuneration to Consultant. As full and total consideration for Consultant’s services described herein, the Company shall:

a.                   Compensate the Consultant for any corporate marketing and business consulting activity that the Company undertakes as set forth in Schedule B., attached hereto and made a part hereof:

b.                   Reimburse Consultant for any out-of-pocket expenses that have been pre-approved by the Company during the Term for expenses actually incurred by Consultant in connection with the performance of Consultant’s services on behalf of the Company hereunder.

5.                   Independent Contractor. Consultant and Company acknowledge that Consultant is an independent contractor and shall neither be construed nor represented to be an employee of Company. It is agreed and understood, subject to any separate confidentiality agreement with the Company, that Consultant reserves the right, as a non-exclusive engagement, to engage in other consulting activities either on its own behalf or on behalf of other persons or entities by whom Consultant may be engaged either during or following the terms of this Agreement.

6.                   General.

6.1                Entire Agreement. Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms, and further agrees that this Agreement (including the accompanying Schedules attached hereto) embodies the complete and exclusive statement of the agreement between the parties, which supersedes and replaces all prior proposals, understandings and all other agreements, oral and written, between the parties.

6.2                Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their respective heirs, personal representatives, subsidiaries, legal successors and assigns.

6.3                Severability. If any parts of this Agreement are found to be void or unenforceable, the remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted.

6.4                Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of Nevada, in the jurisdiction of Clark County for all court systems therein.

6.5                Grammatical Usage. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

6.6                Captions. The captions to this Agreement are inserted only for purposes of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

6.7                Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered a legal original for all purposes. Any fully signed counterpart may be introduced into evidence in any action or proceeding without having to produce the others.

6.8                Modification or Waiver.

(a)                 Modification. This Agreement may only be changed, modified or rescinded by written instrument signed by all parties.

(b)                 Waiver. Any waiver of this Agreement shall not be effective unless made in a writing signed by the person against whom the enforcement of such waiver is sought. A waiver given in any case shall only apply to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they are of the same or similar nature.

6.9                Notices. All notices required to be given pursuant hereto shall be given to the parties at their addresses set forth herein, or at such other addresses a party may specify for a receipt of notice. All notices will be deemed sufficiently given if: (i) sent by Federal Express or other overnight courier service providing written evidence of delivery; (ii) if by registered or certified mail, postage prepaid, return receipt requested; (iii) or sent by facsimile and confirmed by first class mail.

CoSigner, Inc.	Steve J. Smith
8275 S. Eastern Avenue, Suite #200-661	32493 Favara Drive
Las Vegas, NV 89123-2545	Temecula, CA 92592

6.10            Legal Fees. In the event of any legal action or arbitration involving this Agreement, the prevailing party in such proceeding shall be entitled to an award of reasonable expenses, including attorney’s fees, disbursements and expenses of experts, as may be awarded by the Court or by the Arbitration panel in its determination.

6.11            Arbitration. The Parties specifically agree that any controversy or dispute which may arise between the buyer and seller concerning any transaction or the construction or breach of this agreement shall be settled by arbitration. Any arbitration shall be pursuant to the rules then applying to JAMS/Endispute (“JAMS”), except to the extent set forth herein. The arbitration panel shall consist of at least three (3) individuals, with at least one having knowledge of investment and advisory activities. The Parties agree that any arbitration proceeding pursuant to this provision shall be held in a location as determined by the rules of JAMS. The ward of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered may be entered into in any court, state or federal having jurisdiction.

The agreement to arbitrate does not entitle the Parties to obtain arbitration of claim that would be barred by the relevant state of limitations if such claim were brought in the Court of competent jurisdiction. If at the time a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this agreement assert the limitation as a bar to the arbitration by applying to any court of competent jurisdiction. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitration.

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AGREED AND ACCEPTED the day above first written.

Co-Signer, Inc.:

By: /s/ Kurt A. Kramarenko
Kurt A. Kramarenko
Dated:
Title: CEO

Consultant:

By: /s/ Steve, J. Smith
Steve J. Smith
Dated:
Title: Consultant
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Schedule A

1.                   Consultant shall render marketing, creative design and production including graphic, video and photo production and other general business advice, including, without limitation, advice relating to corporate budgeting, operations, finance, and banking matters for the benefit and growth of the Company as may be reasonably requested by Company.

2.                   Consultant shall work in California as an independent contractor.

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Schedule B

1.                   The Company, Co-Signer, Inc. shall compensate Consultant 2,500,000 shares of the Company’s common stock by grant, vested immediately, for services to be rendered for the next 12 consecutive months. In addition, the Company shall issue 2,000,000 warrants of which 1,000,000 warrants shall have a strike price of $.075 per share for a period of 5 years and 1,000,000 warrants shall have a strike price of $.10 per share for a period of 7 years.

2.                   Consultant’s compensation shall be deemed restricted per SEC Rule 144 for 6 months and shall be issued immediately by the Company upon execution of this Consulting Agreement.

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